Exhibit 10.1

Cycles Services Loire

Joint stock company

With a capital of 100,000 euros

Headquarters: Avenue de l’Industrie,

42160 ST CYPRIEN

STATUS

The undersigned:

Mr. Frédéric SALLET

Born March 19, 1975 in L’ARBRESLE (69)

French nationality

Residing Route Nationale 6 69380 LISSIEU

Married under the regime of the community reduced to acquests with Madame Raphaëlle VILLIE born June 14, 1976 in MONTPELLIER (34), in the absence of a marriage contract prior to their union celebrated on June 9, 2001 in ECULLY (69),

Mr. Christophe QUINIOU

Born May 13, 1972 in PARIS XIVth (75)

French nationality

Residing at 84, rue Boileau 69330 MEYZIEU

Married under the regime of separation of property with Mrs. Pauline VERDIER-DAVIOUD born September 17, 1972 in FONTAINEBLEAU (77), under a marriage contract dated February 3, 1997 received by Maître VINATIER, notary in PARIS (75), established prior to their union celebrated on February 22, 1997 in BAZOCHES-SUR-GUYONNE (78),

The company LE GALLION, a liability company with capital of 495,000 euros, whose registered office is located at La Fessy 38070 SAINT QUENTIN FALLAVIER, registered in the trade and companies register of VIENNE under number 402 521 041,

Represented herein by its manager, Mr. Bruno LE GALL,

STAR LEADER TRADING LIMITED, a company incorporated under Hong Kong law with a capital of 1,578,284 USD, whose registered office is at 15 / F., BOC Group Life Assurance Tower, 136 Des Voeux Road Central, Central, HONG KONG, registered in the register HONG KONG trade under number 2383420,

Represented herein by its director, Mr. Jonathan CHIANG,

The company 6ème SENS IMMOBILIER - INVESTISSEMENT, a simplified joint stock company with a capital of 4,000,000 euros, whose head office is located at 30, quai Claude Bernard 69007 LYON, registered in the LYON trade and companies register under number 484 963 699 ,

Represented herein by its president, Mr. Nicolas GAGNEUX,

Have thus established that it follows the statutes of a simplified joint stock company (SAS) that must exist between them.

ARTICLE 1 – FORM

Between the owners of the shares created below and of all those which would be created subsequently, there is a simplified joint stock company governed by the laws and regulations in force, and by these articles of association.

It operates in the same form with one or more partners.

It cannot make a public offer of its securities but can nevertheless make offers reserved for qualified investors or a restricted circle of investors.

ARTICLE 2 – PURPOSE

The purpose of the Company is, in France and abroad:

The assembly, assembly and trading of cycles, cycle accessories and all leisure products,

All industrial and commercial operations relating to:

- The creation, acquisition, rental, hire-management of all business assets, leasing, installation, operation of all establishments, business assets, factories, workshops, relating to any of the activities specified above;

- The taking, the acquisition, the exploitation or the transfer of all processes, patents and intellectual property rights concerning these activities;

- The direct or indirect participation of the Company in all financial, securities or real estate transactions or commercial or industrial enterprises that may be related to the corporate purpose or to any similar or related purpose;

- Any operations whatsoever contributing to the achievement of this object.

ARTICLE 3 – NAME

The company name is: Cycles Services Loire.

In all acts and documents emanating from the Company and intended for third parties, the name will be immediately preceded or followed by the words clearly written “Simplified Joint Stock Company” or the initials “SAS” and the statement of the amount of the share capital.

In addition, the Company must indicate at the top of its invoices, order notes, prices and advertising documents, as well as on all correspondence and receipts concerning its activity and signed by it or on its behalf, the seat of the court at whose registry it is located.

Registered in the Trade and Companies Register, and the registration number it received

ARTICLE 4 - REGISTERED OFFICE

The registered office is: Avenue de l’Industrie 42160 ST CYPRIEN.

It can be transferred to any place by decision of the group of partners or by decision of the Chairman who is empowered to modify the articles of association accordingly. However, the President’s decision must be ratified by the next collective decision of the partners.

ARTICLE 5 – DURATION

The duration of the Company is set at ninety-nine years from the date of its registration in the Trade and Companies Register, except in cases of early dissolution or extension.

ARTICLE 6 – CONTRIBUTIONS

The undersigned bring to the Company:

Cash contributions

A cash sum of one hundred thousand euros (100,000.00 euros), corresponding to 10,000 shares for cash, with a nominal value of ten euros (10 euros) each, subscribed in full and fully paid, as follows of the certificate issued on 22 April 2021 by the bankCredit Agricole Centre-Est, Place de L’Eglise 69380 CHAZAY D’AZERGUES, depositary of the funds, to which the list of partners having subscribed with the indication, for each of them, of the sums paid has remained attached.

The total sum paid by the partners, i.e. 100,000.00 euros, was regularly deposited in an account opened in the name of the Company in formation, at said bank.

ARTICLE 7 - SHARE CAPITAL

The share capital is set at the sum of one hundred thousand euros (100,000 euros).

All actions are of the same category.

ARTICLE 8 - CHANGES IN THE SHARE CAPITAL

I - The share capital may be increased by any means and according to any terms provided for by law.

The share capital is increased either by issuing ordinary shares or preference shares, or by increasing the nominal amount of existing capital securities. It may also be increased by the exercise of rights attached to securities giving access to the capital, under the conditions provided for by law.

The group of partners alone is competent to decide, based on the Chairman’s report, on an immediate or future capital increase. It may delegate this power to the Chairman under the conditions set out in Article L. 225-129-2 of the French Commercial Code.

When the group of partners decides on the capital increase, it can delegate to the Chairman the power to set the terms and conditions for the issue of securities.

The issues of securities giving access to the capital or giving the right to the allocation of debt securities governed by Article L. 228-91 of the Commercial Code are authorized by the group of partners deciding by a two-thirds majority of the votes. Partners present or represented, on the report of the Chairman and special report of the Statutory Auditor, if any, in accordance with Articles L. 225-129 to L. 225-129-6 of the French Commercial Code.

In the event of an increase through the issue of cash shares or the issue of securities giving access to the capital or giving the right to the allocation of debt securities, a preferential right to the subscription of these shares is reserved, under the legal conditions, to the owners of existing shares.

However, in accordance with paragraph 5 of article L. 228-11 of the French Commercial Code, preference shares to which a limited right of participation in dividends, reserves or sharing of assets in the event of liquidation is attached are private. Preferential subscription rights for any capital increase in cash.

The partners can individually waive their preferential right and the group of partners which decides on the capital increase can decide, under the conditions provided for by law, to cancel this preferential subscription right.

If the group of partners or, in the event of delegation of the Chairman, expressly decides, the capital securities not subscribed on an irreducible basis are allocated to the shareholders who have subscribed a number of securities greater than that to which they could subscribe on a preferential basis, proportionally. To the subscription rights they have and, in any event, within the limit of their requests.

If the capital increase is carried out by incorporating reserves, profits or issue premiums, the group of shareholders deliberates under the conditions of quorum and majority provided for in ordinary decisions.

The right to the allotment of new shares, following the incorporation into the capital of reserves, profits or issue premiums belongs to the bare owner, subject to the rights of the usufructuary.

II - The capital reduction is authorized or decided by the group of shareholders deliberating under the conditions provided for extraordinary decisions and may in no case affect the equality of the shareholders. The partners can delegate all powers to the Chairman to carry it out.

III - The group of partners deliberating under the conditions provided for extraordinary decisions may also decide to amortize all or part of the share capital and replace the capital shares with partially or fully amortized dividends, all in accordance with Articles L. 225-198 et seq. Of the French Commercial Code.

IV - The decision of a General Meeting of shareholders to modify the rights attached to a category of preference shares will only be taken after approval by the shareholders of said category constituted in a Special Meeting and ruling under the conditions and according to the modalities Extraordinary General Meetings.

ARTICLE 9 - PAYMENT OF SHARES

When the Company is incorporated, the cash shares are paid up for at least half of their nominal value upon subscription.

During a capital increase, the cash shares are paid up, upon subscription, of at least a quarter of their nominal value and, where applicable, of the entire share premium.

The release of the surplus must occur on one or more occasions upon appeal by the President, within five years of registration in the Trade and Companies Register with regard to the initial capital, and within five years from the day on which the transaction becomes final in the event of a capital increase.

Calls for funds are brought to the attention of the subscriber (s) at least fifteen days before the date set for each payment, by registered letter with acknowledgment of receipt, addressed to each partner.

Any delay in the payment of the sums due on the unpaid amount of the shares automatically entails interest at the legal rate from the due date, without prejudice to the personal action that the Company may exercise against the defaulting partner and enforcement measures provided for by law.

In accordance with the provisions of article 1843-3 of the Civil Code, when the calls for funds have not been made within a legal time limit to achieve the full release of the capital, any interested party may request the President of the court ruling in summary proceedings either to order under penalty the directors to proceed with these calls for funds, or to appoint an agent responsible for carrying out this formality.

ARTICLE 10 - FORM OF SHARES

The shares must be registered. They give rise to registration in an individual account under the conditions and according to the methods provided for by the law and regulations in force.

Any partner may ask the Company to issue an account registration certificate.

ARTICLE 11 - TRANSMISSION OF SHARES

The shares are not negotiable until the Company has been registered in the Trade and Companies Register. In the event of a capital increase, the shares are negotiable as of the completion thereof.

The shares remain negotiable after the dissolution of the Company and until the close of the liquidation.

Ownership of the shares results from their registration in an individual account in the name of the holder (s) in the registers kept for this purpose at the registered office.

In the event of transmission of the shares, the transfer of ownership results from the registration of the securities in the buyer’s account on the date fixed by the agreement of the parties and notified to the Company.

Shares resulting from contributions to industry are allocated on a personal basis. They are inalienable and non-transferable.

They will be canceled in the event of the death of their holder as well as in the event of termination by the said holder of his services at the end of a period of three months following formal notice, by registered letter with acknowledgment of receipt, to continue said services under the conditions provided for in the contribution agreement.

ARTICLE 12 - APPROVAL

The sale of equity securities and securities giving access to the capital to a third party or for the benefit of a partner is subject to the prior approval of the group of partners.

The transferor must notify the Chairman of the Company by registered letter with acknowledgment of receipt, indicating the name, first names and address of the transferee, the number of equity securities or securities giving access to the capital of which the assignment is considered and the price offered. This request for approval is sent by the Chairman to the partners.

The approval results from a collective decision of the partners deciding by a two-thirds majority of the votes of the partners present or represented.

The decision of approval or refusal of approval does not have to be motivated. It is notified to the transferor by registered letter. In the absence of notification within three months of the request for approval, the approval is deemed to have been acquired.

In the event of authorization, the assigning partner may freely carry out the transfer under the conditions provided for in the request for authorization.

In the event of refusal of authorization, the Company is required, within three months of notification of the refusal, to procure the capital securities or securities giving access to the capital, either by a partner or by a third party or, with the consent of the transferor, by the Company, with a view to reducing the capital.

In the absence of agreement between the parties, the price of the equity securities or securities giving access to the capital is determined by means of an appraisal, under the conditions provided for in article 1843-4 of the Civil Code.

If the methods for determining the price of equity securities or securities giving access to the capital are provided for in an agreement binding the parties to the sale or redemption, the appointed expert will be required to apply them in accordance with the provisions of the second paragraph of I of article 1843-4 of the Civil Code.

The transferor may at any time notify the Chairman, by registered letter with acknowledgment of receipt, that he renounces the transfer of his equity securities or securities giving access to the capital.

If, at the end of the three-month period, the purchase is not made, the approval is considered given. However, this period may be extended by interim order of the President of the Commercial Court, without recourse, the assigning partner and the assignee duly called.

The foregoing provisions are applicable to all transfers, whether said transfers occur in the event of inheritance devolution or liquidation of a community of property between spouses, by way of contribution, merger, or partition following the liquidation of a associated company, universal transmission of a company’s assets or by public tender by virtue of a court decision or otherwise.

They may also apply to the transfer of allotment rights in the event of a capital increase by incorporation of reserves, share premiums or profits, as well as in the event of the transfer of subscription rights to a capital increase by through contributions in cash or individual waiver of subscription rights in favor of named persons.

This approval clause can only be removed or modified by collective decision of the partners deciding by a two-thirds majority of the votes of the partners present or represented.

Any assignment made in violation of this approval clause is void.

ARTICLE 13 - RENTAL OF SHARES

Rental of shares is prohibited.

ARTICLE 14 - RIGHTS AND OBLIGATIONS ATTACHED TO THE SHARES

Any share gives the right, in the profits and the corporate assets, to a net share proportional to the proportion of capital that it represents.

Unless otherwise provided in the contribution deed, the rights attached to shares resulting from industrial contributions are equal to those of the partner who contributed the least.

Each share also gives the right to vote and to representation in collective consultations or general meetings, as well as the right to be informed about the progress of the Company and to obtain communication of certain social documents at the times and under the conditions provided for by law and the statutes.

The partners only bear losses up to the amount of their contributions.

Subject to legal and statutory provisions, no majority can impose an increase in their commitments. The rights and obligations attached to the share follow the share regardless of the holder.

Ownership of a share automatically entails adherence to the Company’s articles of association and to the decisions of the group of partners.

Creditors, assigns or other representatives of a partner may not, under any pretext whatsoever, request the affixing of seals to corporate assets and values, nor ask for them to be shared or auctioned off; they must refer to the social inventories and to the decisions of the group of associates.

Whenever it will be necessary to own several shares in order to exercise any right, in the event of an exchange, consolidation or allocation of shares or as a consequence of an increase or reduction in capital, merger or other corporate operation, the shareholders owning individual securities, or in a number less than that required, can only exercise these rights on the condition that they make the grouping their personal business, and possibly the purchase or sale of the number of shares or rights required.

ARTICLE 15 - INDIVISIBILITY OF SHARES

The shares are indivisible with regard to the Company.

Partners who own undivided shares are required to be represented to the Company by one of them, considered to be the sole owner, or by a single representative; in the event of disagreement, the sole representative may be appointed at the request of the most diligent joint owner.

The designation of the representative of the joint ownership must be notified to the Company within one month of the occurrence of the joint ownership. Any change in the person of the joint owner’s representative will not have any effect, vis-à-vis the Company, until the expiration of a period of one month from its notification to the Company, justifying the regularity of the modification.

If a share is encumbered with a usufruct, the bare owner and the usufructuary have the right to participate in collective decisions, regardless of the holder of the voting rights. They must be called to all meetings and have the same right to information.

The right to vote belongs to the bare owner, except for decisions concerning the allocation of profits, where it is reserved for the usufructuary.

However, for other decisions, the bare owner and the usufructuary may agree that the voting right will be exercised by the usufructuary. The agreement is notified by registered letter to the Company, which will be required to apply this agreement for any consultation after the expiration of a period of one month following the sending of this letter.

ARTICLE 16 - PRESIDENT OF THE COMPANY

The company is represented, managed and administered by a Chairman, natural or legal person, partner or not of the Company.

Designation

The first President of the Company will be appointed under the terms of these statutes. The Chairman is then appointed by collective decision of the partners taken by an absolute majority of the votes of the partners present or represented.

The Chairman legal entity is represented by its legal representative unless, at the time of its appointment or at any time during its mandate, it designates a person specially authorized to represent it as a representative.

When a legal person is appointed Chairman, its officers are subject to the same conditions and obligations and incur the same civil and criminal responsibilities as if they were Chairman in their own name, without prejudice to the joint and several liability of the legal person they lead.

The mandate of the President is renewable without limitation.

The Chairman, a natural person, or the representative of the Chairman legal entity, may also be bound to the Company by an employment contract provided that this contract corresponds to actual employment.

Term of office

The term of office of the President is fixed in the decision appointing him.

The functions of President end either by death, resignation, dismissal, expiration of his mandate, or by the opening against him of a judicial reorganization or liquidation procedure.

The Chairman may resign from his mandate subject to respecting a three-month notice period which may be reduced during the consultation of the group of partners who will have to decide on the replacement of the resigning Chairman.

The Chairman’s resignation is only admissible if it is sent to each of the partners by registered letter.

Revocation

The Chairman may be dismissed for just cause, by decision of the group of shareholders taken on the initiative of one or more shareholders bringing together at least 50% of the capital and voting rights of the Company and acting by an absolute majority of the shareholders voice of partners present or represented. Any dismissal occurring without a just cause being established will entitle the Chairman to compensation.

In addition, the President is automatically dismissed, without compensation, in the following cases:

- Prohibition to direct, manage, administer or control a company or legal person, incapacity or personal bankruptcy of the Chairman, natural person,

- Receivership or judicial liquidation, ban on management or dissolution of the Chairman as a legal person,

- Exclusion of the Associate Chairman.

Remuneration

The Chairman may receive compensation for his duties, which will be set and modified by decision of the group of partners. It may be fixed or proportional or both fixed and proportional to profit or turnover. In addition to this remuneration, he will be reimbursed, on supporting documents, for the costs he incurs in the performance of his duties.

Powers of the President

The Chairman manages the Company and represents it vis-à-vis third parties. As such, he is vested with the broadest powers to act in all circumstances on behalf of the Company within the limits of the corporate purpose and the powers expressly devolved by law and the articles of association to the group of partners.

The provisions of these statutes limiting the powers of the Chairman are unenforceable against third parties.

The Company is committed even by acts of the Chairman that do not fall within the corporate purpose, unless it proves that the third party knew that the act went beyond this purpose or that he could not ignore it given the circumstances, publication of the articles of association alone is not sufficient to constitute this proof.

The Chairman may delegate to any person of his choice certain of his powers for the exercise of specific functions or the accomplishment of certain acts.

ARTICLE 17 - MANAGING DIRECTOR

Designation

The Chairman may mandate a natural person or a legal person to assist him in his capacity as Chief Executive Officer.

The Chief Executive Officer legal person is represented by its legal representative unless, at the time of its appointment or at any time during its mandate, it designates a person specially authorized to represent it as a representative.

When a legal person is appointed Chief Executive Officer, its officers are subject to the same conditions and obligations and incur the same civil and criminal responsibilities as if they were Chief Executive Officer in their own name, without prejudice to the joint and several liability of the legal person. “They lead”.

The Managing Director who is a natural person may be bound to the Company by an employment contract.

Term of office

The term of office of the Chief Executive Officer is set in the appointment decision and may not exceed that of the Chairman’s term of office.

However, in the event of the termination of the Chairman’s duties, the Chief Executive Officer retains his duties until the appointment of the new Chairman, unless the partners decide otherwise.

The functions of Chief Executive Officer end either by death, resignation, dismissal, expiration of his mandate, or by the opening against him of a judicial reorganization or liquidation procedure.

The Chief Executive Officer may resign from his mandate by registered letter addressed to the Chairman, subject to a three-month notice period, which may be reduced when the Chairman decides to appoint a new Chief Executive Officer to replace the resigning Chief Executive Officer.

Revocation

The Chief Executive Officer can be dismissed at any time, without the need for just cause, by decision of the Chairman. This revocation does not give rise to the right to any compensation.

In addition, the Chief Executive Officer is automatically dismissed, without compensation, in the following cases:

- Prohibition from directing, managing, administering or controlling a company or legal person, incapacity or personal bankruptcy of the CEO, natural person,

- Receivership or judicial liquidation, ban on management or dissolution of the Chief Executive Officer, legal person,

- Exclusion of the Associate Chief Executive Officer.

Remuneration

The Chief Executive Officer may receive compensation, the terms of which are set and modified by decision of the Chairman. It can be fixed or proportional or both fixed and proportional to profit or turnover.

In addition, the Chief Executive Officer is reimbursed for his representation and travel expenses upon supporting documentation.

Powers of the Chief Executive Officer

The Chief Executive Officer has the same powers as the Chairman, subject to any limitations set by the appointment decision or by a subsequent decision.

The Chief Executive Officer has the power to represent the Company with regard to third parties.

ARTICLE 18 - AGREEMENTS BETWEEN THE COMPANY AND ITS OFFICERS OR PARTNERS

Pursuant to the provisions of Article L. 227-10 of the French Commercial Code, the Chairman or the Statutory Auditor, if there is one, presents the shareholders with a report on the agreements entered into directly or through an intermediary between the Company and its Chairman, one of its directors, one of its partners with a fraction of the voting rights greater than ten percent or, in the case of an associated company, the Company controlling it at the meaning of Article L. 233-3 of said code.

The partners rule on this report during the collective decision ruling on the accounts for the past financial year.

The foregoing provisions are not applicable to agreements relating to the Company’s current operations and concluded under normal conditions.

Non-approved agreements nevertheless produce their effects, with the responsibility for the person concerned and, possibly, for the Chairman and other managers to bear the damaging consequences for the Company.

The prohibitions provided for in Article L. 225-43 of the Commercial Code apply under the conditions determined by this article, to the Chairman and to the other executives of the Company.

ARTICLE 19 - STATUTORY AUDITORS

The Company’s legal control is carried out by one or more Statutory Auditors appointed by collective decision of the partners, in application of Article L. 823-1 of the Commercial Code.

If the Company exceeds the legally defined thresholds set by decree at the end of a financial year, this designation is mandatory. It is also compulsory if one or more partners representing at least one third of the capital so request.

The group of partners may, by an absolute majority of the votes of the partners present or represented, voluntarily appoint a Statutory Auditor under the conditions provided for in Article L. 225-228 of the Commercial Code.

When a Statutory Auditor thus appointed is a natural person or a one-person company, a substitute Statutory Auditor called upon to replace the incumbent (s) in the event of refusal, impediment, resignation or death, is appointed at the same time as the holder for the same duration.

In addition, the appointment of an Auditor may be requested in court by one or more partners representing at least one tenth of the capital.

The Statutory Auditors exercise their control mission, in accordance with the laws and regulations in force. Their permanent mission is in particular to verify the values and accounting documents of the Company, to check the regularity and fairness of the company accounts and to report them to the Company. They must in no case interfere in the management of the Company.

The Statutory Auditors are invited to participate in any consultation of the group of partners, in accordance with legal and regulatory provisions.

ARTICLE 20 - SOCIAL REPRESENTATION

The delegates of the social and economic committee, if there is one, exercise the rights provided for by article L. 2312-72 of the Labor Code with the Chairman. To this end, it will bring them together at least once a quarter, and in particular when closing the annual accounts.

The social and economic committee must be informed of collective decisions under the same conditions as the partners.

Requests for registration of draft resolutions presented by the social and economic committee must be sent by any written means by a representative of the committee to the Chairman and accompanied by the text of the draft resolutions which may be accompanied by a brief statement of reasons.

They must be received at the head office and at least one day before the date fixed for the decision of the partners. The Chairman acknowledges receipt of these draft resolutions within three days of their receipt to the representative of the social and economic committee by registered letter or electronically under the conditions defined in article R. 225-63 of the French Commercial Code.

ARTICLE 21 - COLLECTIVE DECISIONS

The group of partners alone is competent to make the following decisions:

- Approval of the annual accounts and allocation of results,

- Approval of regulated agreements,

- Appointment of the Statutory Auditors,

- Increase, amortization and reduction of the share capital,

- Transformation of the Company,

- Merger, split or partial contribution of assets,

- Dissolution and liquidation of the Company,

- Increase in partners’ commitments,

- Approval of share transfers,

- Appointment, dismissal and remuneration of the Chairman,

- Modification of the articles of association, except transfer of the registered office,

All other decisions fall within the competence of the President.

ARTICLE 22 - FORM AND MODALITIES OF COLLECTIVE DECISIONS

Collective decisions are taken, at the choice of the President at a general meeting or result from the consent of the partners expressed in an act under private signature. They can also be the subject of a written consultation and be taken by any means of electronic telecommunication.

However, decisions relating to the approval of the annual accounts and the allocation of results, changes in the share capital, mergers, demergers or partial contributions of assets, excluding of an associate.

Any partner has the right to participate in collective decisions, personally or by proxy, regardless of the number of shares he owns. He must justify his identity and the registration of his actions on the day of the collective decision.

ARTICLE 23 - WRITTEN CONSULTATION

In the event of a written consultation, the Chairman sends each partner, by registered letter, the text of the proposed resolutions as well as the documents necessary to inform the partners.

The partners have ten days from receipt of the draft resolutions to send their vote to the author of the consultation by registered letter.

Any partner who does not respond within the above time limit is considered to have abstained.

ARTICLE 24 - GENERAL MEETING

General Meetings are convened either by the Chairman or by an agent appointed by the President of the Commercial Court ruling in summary proceedings at the request of one or more partners bringing together at least five percent of the capital or at the request of the social committee. and economic in the event of an emergency, or by the External Auditor, if there is one.

During the liquidation period, the Meeting is called by the liquidator.

The convocation is made by all written communication procedures eight days before the date of the meeting and mentions the day, time, place and agenda of the meeting.

However, the General Assembly meets validly on verbal convocation and without delay if all the partners agree.

The agenda is set by the author of the convocation.

One or more shareholders representing at least 25% of the capital have the right to request the inclusion of draft resolutions on the agenda of the Meeting by any means of written communication. These requests must be received at the head office came and at least one day before the date of the meeting. The President acknowledges receipt of these requests within three days of receipt.

The Assembly cannot deliberate on a question which is not on the agenda. It may however, in all circumstances, dismiss the Chairman, one or more officers, and replace them.

The partners can be represented at the deliberations of the General Meeting by another partner or by a third party justifying a mandate. Each representative can have an unlimited number of mandates.

Mandates can be given by any written communication process, and in particular by fax, electronic mail.

Any partner may vote by correspondence, using a form drawn up by the Company and given to partners who so request. He must complete the ballot, by ticking for each resolution, a single box corresponding to the meaning of his vote.

Failure to respond within the time period indicated by the convocation constitutes total abstention by the partner.

In the event of a remote vote using an electronic voting form or a proxy vote given by electronic signature, it is exercised under the conditions provided for by the regulations in force, either in the form of a secure electronic signature within the meaning of Decree 2017-1416 of September 28, 2017, or in the form of a reliable identification process guaranteeing its link with the act to which it is attached.

At each meeting, the chairman of the meeting may decide to mention the identity of each partner, the number of shares and the number of voting rights he has, in the minutes or in an attendance sheet that he has will certify after having had it signed by the partners present and the representatives.

The meetings of the general assemblies take place at the registered office or in any other place indicated in the convocation.

The Assembly is chaired by the President or, in his absence by a partner appointed by the Assembly.

The Assembly appoints a secretary who may be taken from outside its members.

ARTICLE 25 - RULES FOR ADOPTING COLLECTIVE DECISIONS

The voting right attached to the shares is proportional to the proportion of capital they represent. Each share gives the right to one vote.

Collective decisions involving modification of the articles of association, with the exception of those for which unanimity is required by law, will be taken by a two-thirds majority of the votes of the partners present or represented. The other decisions will be taken by an absolute majority of the votes of the partners present or represented.

ARTICLE 26 - MINUTES OF COLLECTIVE DECISIONS

Collective decisions taken in assembly are recorded in minutes signed by the President and the secretary and established in a special register, or on numbered loose sheets.

The minutes must indicate the place and date of the consultation, the documents and information communicated in advance to the partners, a statement of the debates as well as the text of the resolutions and for each resolution the result of the vote.

In the event of a collective decision resulting from the unanimous consent of the partners expressed in a deed, this deed must mention the documents and information previously communicated to the partners. It is signed by all the partners and transcribed in the special register or numbered pages.

Copies or extracts of the minutes of collective decisions are validly certified by the President, or a proxy authorized for this purpose.

ARTICLE 27 - PARTNERS ‘RIGHT OF INFORMATION

Whatever the method of consultation, any decision of the shareholders must be the subject of prior information including the agenda, the text of the resolutions and all documents and information enabling them to make an informed decision on the or the resolutions submitted for their approval.

The reports drawn up by the Chairman must be communicated at the expense of the Company to the partners five days before the date of the consultation, as well as the annual accounts and, where applicable, the consolidated accounts for the last financial year during the collective decision ruling on these accounts.

The partners can, at any time, consult at the registered office, and, if necessary take a copy, of the up-to-date articles of association of the Company as well as, for the last three financial years, of the company registers, of the annual accounts, of the table of last five financial years, consolidated accounts, reports and documents submitted to the partners on the occasion of collective decisions.

ARTICLE 28 - FINANCIAL YEAR

Each financial year lasts for one year, which begins on January 1 and ends on December 31.

As an exception, the first financial year will begin on the day the Company is registered in the Trade and Companies Register and will end on December 31, 2022.

ARTICLE 29 - INVENTORY - ANNUAL ACCOUNTS

Regular accounts are kept of corporate transactions, in accordance with the law and commercial practice.

At the end of each financial year, the Chairman draws up an inventory of the various elements of the assets and liabilities existing at that date and draws up the annual accounts including the balance sheet, the income statement and, if applicable, the appendix, in accordance with the laws and regulations in force.

It also draws up the balance sheet describing the assets and liabilities and showing separately the shareholders’ equity, the income statement summarizing the income and expenses for the year, as well as, where applicable, the appendix supplementing and commenting on the information given by the balance sheet and the income statement.

Even in the event of absence or insufficiency of profit, the necessary depreciation and provisions are made. The amount of bonded, endorsed or guaranteed commitments is mentioned after the balance sheet.

All these documents are made available to the Company’s Statutory Auditors, if any, under legal and regulatory conditions.

Within six months of the end of the financial year or, in the event of an extension, within the time limit set by court decision, the partners must rule by collective decision on the annual accounts, in the light of the management report and the report of the or the Statutory Auditors, if there are any. When the Company draws up consolidated accounts, these are presented, at the time of this collective decision, with the group’s management report and the report of the Statutory Auditors.

ARTICLE 30 - ALLOCATION AND DISTRIBUTION OF THE RESULT

The income statement which recapitulates the income and expenses for the financial year shows by difference, after deduction of depreciation and provisions, the profit or loss for the closed financial year.

At least five percent is deducted from the profit for the financial year less any previous losses to constitute the legal reserve fund. This deduction ceases to be compulsory when the reserve fund reaches one tenth of the share capital; it resumes its course when, for any reason, the legal reserve has fallen below this tenth.

Distributable profit is made up of the profit for the financial year less previous losses and sums to be carried in reserve, in application of the law and the articles of association, and increased by profit carried forward.

From this profit, the group of partners may withdraw any sums that it deems advisable to allocate to the endowment of any optional, ordinary or extraordinary reserve funds, or to carry forward again.

The balance, if any, is distributed among all the partners in proportion to their rights in the capital.

In addition, the group of partners may decide to distribute sums withdrawn from the available reserves, by expressly indicating the reserve items from which the withdrawals are made. However, dividends are taken in priority from the profits for the year.

Except in the case of a reduction in capital, no distribution can be made to the partners when the shareholders’ equity is or would become as a result of this, lower than the amount of the capital increased by the reserves that the law or the articles of association do not allow to be distributed. . The revaluation surplus is not distributable. It can be incorporated in whole or in part in the capital.

The losses, if any, are after the approval of the accounts by the group of partners, carried forward again, to be charged against the profits of subsequent years until extinction.

ARTICLE 31 - PAYMENT OF DIVIDENDS - DEPOSITS

The terms of payment of cash dividends are set by collective decision of the shareholders or, failing that, by the Chairman.

However, the payment of dividends in cash must take place within a maximum period of nine months after the end of the financial year, unless this period is extended by court authorization.

When a balance sheet drawn up during or at the end of the financial year and certified by an External Auditor shows that the Company, since the end of the previous financial year, after constitution of the necessary depreciation and provisions and deduction made if any previous losses as well as sums to be carried in reserve, in application of the law or the articles of association, has made a profit, it can be distributed by decision of the Chairman of the interim dividends before the approval of the accounts of the exercise. The amount of these down payments may not exceed the amount of profit thus defined.

No repetition of dividends may be required from the partners except when the distribution was made in violation of legal provisions and the Company establishes that the beneficiaries were aware of the irregular nature of this distribution at the time of it or could not ignore it. given the circumstances. Where applicable, the action for recovery is barred three years after the payment of these dividends.

Dividends not claimed within five years of their payment are time-barred.

ARTICLE 32 - EQUITY LESS THAN HALF OF THE SHARE CAPITAL

If, due to losses noted in the accounting documents, the Company’s equity falls below half of the share capital, the Chairman must, within four months following the approval of the accounts showing these losses, consult the collectivity of partners, in order to decide whether there is any need for the early dissolution of the Company.

If the dissolution is not pronounced, the capital must be, within the period fixed by the law, reduced by an amount equal to that of the losses which could not be set off against the reserves if, within this period, the capital own have not become at least equal to half of the share capital.

In all cases, the collective decision of the partners must be published under the legal and regulatory conditions.

In the event of non-observance of these prescriptions, any interested party may seek the dissolution of the Company in court. The same applies if the group of partners has not been able to deliberate validly. However, the court cannot pronounce the dissolution if, on the day when it rules on the merits, the regularization has taken place.

ARTICLE 33 - TRANSFORMATION OF THE COMPANY

The Company can be transformed into a company of another form by collective decision of the partners under the conditions set by law.

The transformation into a general partnership requires the agreement of all the partners. In this case, the conditions provided for above are not payable.

The transformation into a limited partnership or by shares is decided under the conditions provided for the modification of the articles of association and with the agreement of each of the partners who agree to become general partners because of the joint and indefinite liability of the social debts.

The transformation into a limited liability company is decided under the conditions provided for the modification of the articles of association of companies of this form.

Any transformation which would lead either to an increase in the commitments of the partners or to the modification of the clauses of these statutes requiring the unanimity of the partners must be the subject of a unanimous decision by the latter.

ARTICLE 34 - DISSOLUTION - LIQUIDATION

The Company is dissolved in the cases provided for by law and, except for extension, at the expiration of the term fixed by the articles of association, or following a collective decision of the partners taken under the conditions fixed by these articles of association.

One or more liquidators are then appointed by this collective decision.

The liquidator represents the Company. He is vested with the broadest powers to realize the asset, even amicably. He is empowered to pay creditors and distribute the available balance among the partners.

The group of partners may authorize it to continue the business in progress or to initiate new ones for the needs of the liquidation.

The net proceeds from the liquidation, after reimbursement to each of the partners of the nominal and unamortized amount of their shares, is distributed among the partners in proportion to their participation in the share capital.

Losses, if any, are borne by the partners up to the amount of their contributions.

In the event that all the shares are combined in one hand, the dissolution of the Company entails, when the sole shareholder is a legal person, the universal transmission of the assets of the Company to the sole shareholder, in accordance with the provisions of the article 1844-5 of the Civil Code.

ARTICLE 35 - DISPUTES

All disputes that may arise during the term of the Company or during its liquidation, either between the Company and the partners holding its shares, or between the partners holding shares themselves, concerning social affairs, the interpretation or execution of these statutes will be judged in accordance with the law and subject to the jurisdiction of the competent courts.

ARTICLE 36 - APPOINTMENT OF OFFICERS

Appointment of the President

The first Chairman of the Company appointed under the terms of these articles of association without time limit is:

Mr. Frédéric SALLET

Born in L ARBRESLE (69) on March 19, 1975

French nationality

Resident Route Nationale 6, 69380 LISSIEU

Mr. Frédéric SALLET accepts the functions of Chairman and declares, as far as he is concerned, that he has not been affected by any incompatibility or any prohibition liable to prevent his appointment and the exercise of his functions.

ARTICLE 37 - COMMITMENTS ON BEHALF OF THE COMPANY IN TRAINING

In accordance with the law, the Company will only have legal personality from the day of its registration in the Trade and Companies Register.

The statement of acts performed in the name of the Company in formation, with an indication for each of them of the resulting commitment for the Company, is appended to these statutes.

This report was made available to the partners within the legal time limits at the address of the registered office.

The signing of these articles of association will take over these commitments by the Company, when the latter has been registered in the Trade and Companies Register.

The undersigned give a mandate to Mr. Frédéric SALLET for the purpose of carrying out the acts and making the necessary commitments on behalf of the Company.

These commitments will be taken over by the Company by the sole fact of its registration in the Trade and Companies Register.

The acts performed on behalf of the Company during the training period and regularly taken up by the latter will be attached to the first financial year.

ARTICLE 38 - ADVERTISING FORMALITIES - POWERS - FEES

All powers are given to the bearer of an original or a certified true copy of these presents to carry out all the legal formalities relating to the incorporation of the Company and in particular:

- Sign and have the notice of incorporation published in a medium authorized to receive legal notices in the department of the head office;

- Make all declarations to the competent Business Formalities Center;

- Carry out all formalities for the registration of the Company in the Trade and Companies Register;

- For this purpose, sign all deeds and documents, pay all rights and costs, and more generally do everything necessary to give the Company currently constituted its legal existence by completing all other formalities prescribed by law.

All powers are conferred on the bearer of an original or a certified true copy hereof for the purpose of carrying out all the publicity, filing and other formalities to achieve the registration of the Company in the Register of commerce and corporations.

Done at St CYPRIEN ON
23 April 2021
In 2 Original copies

Frederic SALLET	Christophe QUINIOU
“Good acceptance of the functions of President”

[signature of Frederic Sallet]	[signature of Christophe Quiniou]

STAR LEADER TRADING LIMITED Company	Company LE GALLION
Represented by Jonathan CHIANG	Represented by Bruno LE GALL

[signature of Jonathan Chiang]	[signature of Bruno Le Gall]

Company 6 th REAL ESTATE SENSE – INVESTMENT
Represented by Nicolas GAGNEUX

[signature of Nicolas Gagneux]

ANNEX

STATEMENT OF ACTS COMPLETED

FOR THE TRAINING SOCIETY

BEFORE SIGNING THE ARTICLES OF ASSOCIATION

- Signature of an engagement letter with the company IN EXTENSO AUVERGNE RHONE ALPES.

- Opening of a bank account in the name and on behalf of the company with the bank Credit Agricole Centre-Est, Place de l’Eglise 69380 CHAZAY D’AZERGUES.

- Signature of a commercial lease for the premises located at Avenue de l’Industrie 42160 ST CYPRIEN.

In accordance with the provisions of article R. 210-6 of the French Commercial Code, this statement will be appended to the articles of association, the signature of which will take over the commitments by the Company as soon as it has been registered in the Trade and Companies Register.